EXHIBIT 11
                      CENTURY TELEPHONE ENTERPRISES, INC.
                      COMPUTATIONS OF EARNINGS PER SHARE
                                 (UNAUDITED)

                                                         Three months
                                                        ended March 31
                                                        --------------
                                                        1995      1994
                                                       ------    ------
                                                  (Dollars, except per share
                                                     amounts, and shares
                                                    expressed in thousands)


    Net income                                        $27,000    19,201
    Dividends applicable to preferred stock               (29)      (13)
                                                       ------    ------
    Net income applicable to common stock              26,971    19,188
    Dividends applicable to preferred stock                29        13

    Interest on 6% convertible debentures,
      net of taxes                                        526     1,146
                                                       ------    ------
    Net income as adjusted for purposes of
      computing fully diluted earnings per
      share                                           $27,526    20,347
                                                       ======    ======
    Weighted average number of shares:
       Outstanding during period                       55,922    52,296
       Common stock equivalent shares                     655       521
       Employee Stock Ownership Plan shares not
         committed to be released                        (393)        -
                                                       ------    ------
    Number of shares for computing primary
      earnings per share                               56,184    52,817

    Incremental common shares attributable
      to additional dilutive effect of
      convertible securities                            2,476     4,661
                                                       ------    ------
    Number of shares as adjusted for purposes
      of computing fully diluted earnings
      per share                                        58,660    57,478
                                                       ======    ======
    Earnings per average common share                 $   .48       .37
                                                       ======    ======
    Primary earnings per share                        $   .48       .36
                                                       ======    ======
    Fully diluted earnings per share                  $   .47       .35
                                                       ======    ======